EXHIBIT 99.1

Horizon Technology Finance Announces
Completion of $158 Million Securitization

Issued $100 Million of Notes with a Fixed Interest Rate of 7.56% Rated A by a rating agency

Farmington, Connecticut – November 14, 2022 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services and sustainability industries, today announced that Horizon Funding Trust 2022-1, a newly-formed wholly-owned subsidiary of Horizon, has issued $100 million of Notes (the “Notes”) rated A by a rating agency and which is backed by $158 million of secured loans originated by Horizon.

KeyBanc Capital Markets served as sole Placement Agent and Initial Purchaser of the Notes, and Horizon is the Sponsor, Seller and Servicer for the transaction. The Notes bear interest at a fixed interest rate of 7.56% per annum and have a stated maturity date of November 15, 2030.

“We are pleased to successfully complete this transaction, which increases our overall capacity to originate new venture debt loans and positions us to further grow our portfolio,” said Daniel R. Trolio, Executive Senior Vice President and Chief Financial Officer of Horizon. “With this new financing, we believe we are now in an even better position to deliver long-term value to our shareholders.”

The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from, or a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals in Austin, Texas, Chicago, Illinois, Reston, Virginia and Portland, Maine. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(203) 682-8268